Adamis Pharmaceuticals Corporation 10-Q

Exhibit 10.16

PRODUCT DEVELOPMENT &
CONTRACT MANUFACTURING AGREEMENT

Adamis Pharmaceuticals Corp., USA

and

Beximco Pharmaceuticals Ltd., Bangladesh

This agreement is entered into on the 1st day of November, 2010

Between

BEXIMCO PHARMACEUTICALS LTD., a public limited company established according to the laws of the Peoples’ Republic of Bangladesh with its head office located at 17, Dhanmandi R/A, Road No. 2, Dhaka, Bangladesh (hereinafter referred to as BEXIMCO, which expression shall unless repugnant to the context shall include its successors and permitted assigns).

And

ADAMIS Pharmaceuticals Corp., a company registered and established according to the laws of USA having its office at 2658 Del Mar Heights Rd. Suite 555, Del Mar, California, 92014, USA (hereinafter referred to as ADAMIS, which expression shall unless repugnant to the context shall include its successors and permitted assigns).

witnesseth as follows

whereas,	BEXIMCO is engaged in the manufacturing of pharmaceutical finished dosage forms and bulk raw materials (APIs) and marketing of those PRODUCTS both at home and abroad.

whereas,	ADAMIS is willing to authorize BEXIMCO to manufacture certain pharmaceutical products for the United States of America (USA) hereinafter referred to as the TERRITORY.

whereas,	BEXIMCO is interested to manufacture certain pharmaceutical products for ADAMIS in its facilities at Tongi, Gazipur, Bangladesh.

Now therefore, the parties in consideration, premises and covenants hereto agree as follows:

1.           DEFINITIONS

1.1	In this Agreement (including the recitals above) the following terms will have the meanings set out below:

“Certificate of Analysis” is a document, which is signed and dated by a duly authorised representative of the manufacturer of a Product certifying that that Product conforms to the Product Specification;

“Confidential Information” will mean and include all information which may be disclosed by one party to the other party either pursuant to this Agreement including but not limited to information disclosed pursuant to clause 13.1 or pursuant to any preceding agreement concerning the Products, and any technology, marketing strategies and business of the disclosing party relating directly or indirectly to the Products but does not include information which the other party can show:

(a)	either is or becomes available to the public other than as a result of disclosure by the other party;

(b)
at the time of receipt is already in the possession of the other party or becomes lawfully available to the other party on a non-confidential basis from a third party entitled to make that disclosure; or

(c)	is independently developed by the other party without reference to Confidential Information received hereunder, as evidenced by the other party's own records.

"Formulation" is the formulation of the Products;

"GMP" is the Code of Good Manufacturing Practice in the Territory, any requirements of the relevant regulatory authority in the Territory for the Marketing Authorisation, and the requirements of any GMP licence granted to a Manufacturer of a Product in the country of manufacture of the Products;

“GMP Agreement” is the agreement specified in Annexure 2;

"Independent Analyst" is an analyst qualified to analyse the Product and appointed by agreement between the parties;

“Intellectual Property Rights” includes all rights and interests, vested or arising out of any patent, copyright, design, trade mark, trade secrets, goodwill or Confidential Information rights whether arising by common law or by statute or any right to apply for registration under a statute in respect of those or like rights;

"Marketing Authorisation" is the grant of registration approval from the relevant regulatory authority in the Territory for the importation, storage, promotion, sale or other distribution of the Products;

“Products” mean those Pharmaceutical Products with label, leaflet and carton as listed in Annexure-1 with indications to the generic name, pharmaceutical form and strength, and pack sizes. Such list may be amended from time to time on mutual agreement. The operations to be carried out by BEXIMCO under this Agreement shall be indicated next to the products.

 “Product Specification” is, in relation to a Product, per Annexure 1;

 “Quality Control” shall mean that part of GMP dealing with sampling, specifications, and testing as well as organization, documentation and release procedures. “Term” means the period of this Agreement described in clause 17.1;

“Territory” means the United States of America or USA and any other territory that may be subsequently agreed upon in writing by the parties, provided that the terms and conditions herein will apply with the necessary amendments being made to this Agreement.

1.2	In this Agreement, unless the context otherwise requires:

(a)	Headings and under linings are for convenience only and do not affect the interpretation of this Agreement;

(b)	Words importing the singular include the plural and vice versa;

(c)	Words importing a gender include any gender;

(d)	A reference to a part, clause, party, annexure, exhibit or schedule is a reference to a part, clause, party, annexure, exhibit or schedule to, this Agreement; and

(e)	A reference to a person includes any individual or individuals, corporation, partnership or other body, entity or other legal person.

2	OBJECT OF THE AGREEMENT

2.1
Subject to the terms and conditions of this Agreement, BEXIMCO agrees to support commercialization of certain Products for ADAMIS and to contract manufacture these products for ADAMIS, listed in Appendix 1

2.2	The manufacturing of the Products shall be carried out at BEXIMCO’s premises at Tongi, Gazipur, Bangladesh.

3	PRODUCT DEVELOPMENT

3.1	For existing formulations of BEXIMCO, ownership will remain with BEXIMCO. For any newly developed formulation(s) ownership will be determined after mutual discussion.
3.2	BEXIMCO and ADAMIS will contribute their efforts and cooperate in activities related to assessment of regulatory issues, product definition and analysis relating to the Products for the Territory.
3.3	BEXIMCO will contribute its knowledge in development, regulatory, pharmaceutical / laboratory science and manufacturing capabilities necessary to commercialize the Products.
3.4	BEXIMCO will provide for and oversee raw materials and primary packaging materials (where applicable) sourcing, manufacturing, and provide contract management for suppliers.
3.5	ADAMIS will conduct or oversee clinical research studies, product testing necessary to obtain market clearance/regulatory approvals for Products, and additional indications as applicable.
3.6	ADAMIS will ensure all Intellectual Property, regulatory and registration requirements are satisfactorily addressed for the Territory.
3.7	When a third party involvement is necessary, such involvements will be discussed mutually, including costs sharing matters and needs to be approved by both BEXIMCO & ADAMIS.

4.	MARKETING AUTHORISATION

4.1
ADAMIS will be responsible for the regulatory dossier development, USFDA interactions including filings. Beximco will be responsible for site inspections required by the FDA or other governing body.  Adamis will require support and data from Beximco to complete the dossier.  Adequate support will be provided by Beximco at agreed upon rates.

4.2
ADAMIS will be responsible for the payment of annual fees and charges payable in respect of receiving and maintaining the Marketing Authorisations for the Products and other costs related to any variation of a Marketing Authorisation for the Products.

4.3
BEXIMCO warrants that all information supplied to ADAMIS in relation to the Products is true to the best of BEXIMCO’s knowledge after all due enquiries and that it is legally entitled to supply this information to ADAMIS.

4.4
BEXIMCO warrants that BEXIMCO will maintain any GMP licence granted to it under any scheme in the United States of America or Australia or any scheme recognised by the USFDA and will use reasonable endeavours to promptly provide ADAMIS with evidence of this when requested by ADAMIS to do so.

5.	PRICE AND PAYMENT

5.1
ADAMIS will bear the expense of regulatory filings including any clinical studies performed for the purpose of obtaining regulatory clearance or approval for marketing of the Products. This may be decided on a product by product basis

5.2
ADAMIS will bear the expense of all studies and development activities required for the purpose of obtaining regulatory clearance or approval for marketing of the Products in the Territory. However, this agreement may change with changes to individual product agreements.

5.3
In the case of newly formulated drug products i.e., truly novel formulations, BEXIMCO will bear cost and retain ownership of any patent specific to the drug unless parties agree to a separate development and cost-sharing agreement pertaining to such new drug(s).

5.4
ADAMIS and BEXIMCO will agree on a transfer price (CIF) for the Products supplied on a contract manufacturing basis.  ADAMIS  shall open irrevocable Letter of Credit at sight in favor of BEXIMCO, payable at 30 days from the date of the shipment for required Products as per mutually agreed price list and BEXIMCO would supply to ADAMIS the Products in accordance with the irrevocable letter of credit opened by ADAMIS.

5.5	Any price change with respect to a Product will be determined by written agreement between the parties following an annual review of prices.
5.6	ADAMIS will pay for any royalties from the utilization of any third parties formulation/Intellectual Property or Patents (if necessary).
5.7
Title in respect of the Products shipped under this Agreement shall pass from BEXIMCO to ADAMIS upon BEXIMCO’s receipt of full payment in respect thereof and risk in the Products will pass on delivery.

6.	SUPPLY

6.1	BEXIMCO will maintain stocks of Products as agreed upon by both parties.

6.2
After the grant of the Marketing Authorisation by USFDA, ADAMIS will provide BEXIMCO with an initial schedule of its anticipated requirements for the Products for the remainder of the then current calendar year and thereafter on an annual basis for each succeeding calendar year by 30 September, provided however that ADAMIS may provide BEXIMCO with amendments to any such schedule on a quarterly basis.  Such schedules are estimates only and do not constitute firm orders. ADAMIS shall have the right to revise the forecast in accordance with the market situation informing BEXIMCO, 90 days in advance. But any firm order, for which Beximco has already commenced manufacturing, cannot be cancelled and will be paid for in full by ADAMIS.

6.3
ADAMIS will place written orders for the Products with BEXIMCO, specifying quantities (which must be in accordance with the batch sizes for a Product set mutually by both parties), Product Mix and delivery dates (not being less than 90 days in advance and preferably no less that 120 days in advance) and BEXIMCO will be deemed to have confirmed these if advice to the contrary, in writing, is not received by ADAMIS within 10 days. After confirmation by BEXIMCO, ADAMIS shall not be entitled to cancel such written orders but may reschedule if  Beximco has not commenced manufacturing of the batch.

6.4	BEXIMCO will use its reasonable endeavours to supply or arrange the supply of the ordered quantities of Products by the confirmed delivery dates.

6.5	The supply of the Products will be CIF to a single location point in USA as specified at the time of ordering.

6.6	ADAMIS will bear all expenses related to tax, customs clearance, storage, transportation, maintenance and delivery of PRODUCTS in the Territory.
6.7
In case of any adverse conditions affecting the supply or delivery of any Products to ADAMIS, BEXIMCO will immediately inform ADAMIS of the same and ADAMIS shall grant reasonable time for BEXIMCO to supply the Products.

6.8	BEXIMCO will supply a Certificate of Analysis with each delivery of the Products.

7.	MANUFACTURE, TRANSPORT, STORAGE AND DISTRIBUTION OF THE PRODUCTS

7.1	BEXIMCO warrants that all quantities of the Products supplied by BEXIMCO to ADAMIS pursuant to this Agreement will:

(a)	Conform in all respects to the Product Specification; and

(b)	Be of merchantable or satisfactory quality; and

(c)	Upon delivery at Bangladesh port, have a shelf life, which is at least 75% of the longest registered shelf life for the Products in the Territory.

7.3	BEXIMCO and ADAMIS agree to execute the GMP Agreement after the execution of this Agreement. Said Agreement will be attached hereto as Annexure 2.

7.4
BEXIMCO will supply ADAMIS with adequate written directions concerning suitable conditions for storage and transportation of the Products and ADAMIS represents it will store and transport the Products materially in accordance with those directions.

7.5
If the Product is to be supplied unpackaged, BEXIMCO will supply ADAMIS with adequate written directions concerning the packaging of the Products and ADAMIS represents it will materially accord with those directions and pack the product at a USFDA approved facility.

7.6
In the event that either of the parties becomes aware of any defect in the Products or that the Products are unsuitable for the use designated in the Market Authorisation, it will immediately notify the other party and provide them with a full disclosure of that defect or unsuitability.

7.7
ADAMIS assumes all risk of loss and indemnifies and holds harmless BEXIMCO and its employees, agents successors and assigns from and against any and all loss, liability, damage, fee, cost, expense, suit, claim, demand, judgement and prosecution directly or indirectly arising from or incidental to or resulting solely from the storage and distribution and sale of the Products by ADAMIS or its employees, agents successors and assigns EXCEPT where such liability arises out of the Formulation, the manufacture of the Products or the storage of the Products by ADAMIS in accordance with the written directions detailed in  clause 7.4.

7.8
Notwithstanding clause 7.7, where any defect or unsuitability in the Products arises either partially or wholly as a result of a defect or unsuitability in raw material supplied to BEXIMCO by a third party, BEXIMCO will use its reasonable endeavours to have the third party conform to any demands of the regulatory authority concerning the defect.

7.9
BEXIMCO will not assume any risk of loss, liability, damage, fee, cost, expense, suit, claim, demand, judgement and prosecution directly or indirectly arising from or incidental to any defect or unsuitability in the Product arising either partially or wholly as a result of tampering by any person after delivery to ADAMIS’s nominated warehouse.

8.	MARKETING AND OTHER RELATED DUTIES OF THE PARTIES

8.1
ADAMIS will plan and execute product launch and ongoing marketing activity, including introduction into wholesale distribution channels, detailing to pharmacies and clinicians, and marketing to managed care organizations, government entities, and other payors.

8.2
 ADAMIS will arrange for co-promotion and/or license to sub-distributors as desirable in the judgment of ADAMIS management, in consultation with BEXIMCO for the purpose of expanding the market presence or ability to reach specific physician specialties.

8.3
ADAMIS will put efforts to evaluate market opportunity for the Products, including defining candidate medications, defining marketing strategy, including identifying targeted clinical indications, product naming and branding strategy, and product pricing, promotion and sales strategy.

8.4
ADAMIS shall make no representation to any person about the Products that is false or misleading in any material particular.  In no event will the ADAMIS make any representation beyond those contained in the Product claims or supporting material supplied by BEXIMCO.

8.5
Each party warrants that it has in place from a reputable insurer product liability insurance covering the party’s respective products with limits of not less than $5 million USD in aggregate. Requirements for insurance levels will increase as products are introduced and approved for marketing and sales in the US.  Insurance requirements should be reviewed on an annual basis by each party.  Each party shall promptly deliver a certificate of insurance to the other party upon the other party’s written request.  Further, a party shall, during the Term of this Agreement, promptly notify the other party of the cancellation or lapse of said insurance. If the party fails to rectify the same within thirty (30) calendar days after notice from the other party, any such failure shall be deemed a material breach of this Agreement.

9.	ADVERSE DRUG EVENTS

9.1	The obligations of the parties for when an adverse drug event occurs are set out in Annexture 3.

10.	RECALLS

10.1
If a law applicable in the Territory requires that any quantity of the Products should be recalled by ADAMIS for any reason, ADAMIS will give to BEXIMCO written notice of its intention to recall that quantity and specify its reasons for the need to carry out the recall, including by providing copies of documents of a competent Authority requiring the recall.

10.2
If within 7 days of the receipt of the notice the parties are unable to agree upon the need to carry out the recall, the parties agree to submit a sample of the Product to an Independent Analyst for a report.  The determination of the Independent Analyst shall be binding upon the parties.

10.3	The cost of the report of the Independent Analyst will be paid by the party against which the report is unfavourable.

10.4	Notwithstanding clauses 10.1 to 10.3, ADAMIS may recall that quantity of Products at any time and will administer any such recall in the Territory at its own cost.

10.5
Notwithstanding anything to the contrary herein, in the event that the sole reason for recall of the Products is that the Products do not conform with the Product Specification due to storage or transport of the Products by ADAMIS or its affiliates or delegates which is not in accordance with the written directions given to ADAMIS under clause 8.4, then ADAMIS will be liable for the cost of the recall and any replacement quantities of Products.

11.	WARRANTIES AND LIABILITIES

11.1
BEXIMCO warrants that at the time of delivery all Product manufactured and supplied under this Agreement shall meet the Specification, be manufactured and supplied in accordance with cGMP and will be free of defects in material and workmanship.

11.2
With regard to the Product, ADAMIS’s sole remedy for breach of the warranty in clause 11.1 above shall be at ADAMIS’s determination either a full refund or that BEXIMCO will as soon as is reasonably practicable, and without charge to ADAMIS, repair or (at BEXIMCO’s option) replace Products which are proven to the reasonable satisfaction of BEXIMCO to not conform with the Specification. This obligation will not apply where:

(a)	The Products have been improperly altered in any way whatsoever, or have been subject to misuse or unauthorized repair;
(b)	Any instructions as to storage of the Products have not been complied with in all respects; or
(c)	ADAMIS has failed to notify BEXIMCO in writing of any defect or suspected defect within 30 days of delivery of Products.

11.3
BEXIMCO agrees to indemnify ADAMIS from and against all losses, claims, demands, cost (including any costs incurred from return of defective Products) and other reasonable legal fees incurred by ADAMIS or arising from any injury to any person as a result of any breach by BEXIMCO of the warranty in clause 11.1, provided that ADAMIS (i) promptly gives BEXIMCO written notice of such claim, (ii) neither negotiates nor makes any settlement of nor makes any admission in relation to such claim and (iii) provides reasonable assistance (at BEXIMCO’s cost) to BEXIMCO to defend or settle such claim.

11.4	BEXIMCO does not exclude its liability (if any) to ADAMIS:
(a)	For personal injury or death resulting from BEXIMCO’s negligence;
(b)	For any matter for which it would be illegal for BEXIMCO to exclude or to attempt to exclude its liability; or
(c)	For fraud.

11.5
Except as expressly provided otherwise in clause 11.2, BEXIMCO will be under no liability to ADAMIS whatsoever (whether in contract, tort (including negligence), breach of statutory duty, restitution or otherwise) for any of the following losses or damage (whether such losses or damage were foreseen, foreseeable, known or otherwise):  loss of revenue, loss of actual or anticipated profits (including for loss of profits on contracts), loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of goodwill, loss of reputation, loss of, damage to or corruption of data, or any indirect or consequential loss or damage howsoever caused.

11.7
The aggregate liability of BEXIMCO to ADAMIS with respect to all claims arising out of this Agreement with the exception of any claims made pursuant to clause 11.3 (or the subject matter hereof) during any period of 12 months either (a) during the period of this Agreement, and/or (b) after the termination or expiration of this Agreement, shall be limited to damages not exceeding the purchase price paid by ADAMIS for Products in 12 months preceding the date of any claim.

11.8
Except as set out in clause 11.1, BEXIMCO hereby excludes to the fullest extent permissible by law, all conditions, warranties and stipulations, express (other than those set out in this Agreement) or implied, statutory, customary or otherwise which, but for such exclusion, would or might subsist in favour of ADAMIS.

12.	INSPECTION OF THE PLANT

12.1
Up to two employees of ADAMIS or its authorised representatives will have the right, upon giving reasonable notice to BEXIMCO, to visit BEXIMCO's manufacturing plant in respect of Products specified in Annexure 1.  Unless for cause, ADAMIS may visit BEXIMCO’s manufacturing plant once a year for a maximum of two days each during normal business hours. During any such visit, ADAMIS will have the right to:

(a)	Inspect the manufacturing facilities;

(b)	Inspect quality control procedures; and

(c)	Inspect records and reports pertinent to the manufacture, quality control or transport of those of the Products manufactured by BEXIMCO.

12.2	BEXIMCO will permit the inspection by any relevant regulatory authority of the Territory, which is required, as part of the Marketing Authorisation, including the inspection of:

(a)	The manufacturing facilities;

(b)	Quality control procedures; and

(c)	Records and reports pertinent to the manufacture, quality control or transport of those of the Products manufactured by BEXIMCO

12.3	BEXIMCO warrants that for the duration of the Agreement, its manufacturing facilities for the Products comply with the regulatory requirements for the Marketing Authority of the Territory and GMP.

12.4
If in the manufacture of any of the Products BEXIMCO uses raw material supplied from a third party or sources Products from a third party, BEXIMCO will use all reasonable commercial endeavours to procure the agreement of that third party to permit the inspection by any relevant regulatory authority of the Territory, which is required as part of the Marketing Authorisation, including the inspection of the third party’s:

(a)	Manufacturing facilities;

(b)	Quality control procedures; and

(c)	Records and reports pertinent to the manufacture, quality control or transport of the Products

13.	TRADE MARKS

13.1	If providing Product in packaged form, BEXIMCO will apply a trademark nominated by ADAMIS to such Product according to the directions and specifications provided by ADAMIS from time to time.

13.2
Other than as set out in this clause 12, BEXIMCO makes no warranty or representation in relation to the Intellectual Property Rights contained in the Products and any prior statements or representations are hereby revoked.

13.3
ADAMIS shall be solely responsible for its trade marks applied to Products or packaging of Products according to clauses 12.5 and ADAMIS indemnifies and shall keep indemnified BEXIMCO from and against any and all claims, liabilities, costs (on an indemnity basis) expenses, damages by any third party making any allegation concerning such trade marks.

14.	CONFIDENTIALITY

14.1	Each of the parties will not, unless specifically authorised by the other party or by this Agreement:

(a)	Disclose any Confidential Information of the other party to a third party;

(b)	Make use of any Confidential Information of the other party for any purpose other than for the purposes set forth in this Agreement; or

(c)	Make, or allow anyone else to make, copies of any Confidential Information of the other party unless for the purposes set forth in this Agreement.

14.2	Each of the parties will:

(a)	Use its best endeavours to prevent unauthorised disclosure of the Confidential Information of the other party, by its employees; and

(b)
Restrict the disclosure of the Confidential Information of the other party to only those of its employees or employees of its affiliates or delegates who require the Confidential Information for the purposes of fulfilling that party’s obligations under this Agreement and to the relevant regulatory authority in the Territory.

14.3
Subject to clause 13.4, all Confidential Information, whether in permanent or magnetic/computer disk form or any other form will be returned to the party who disclosed the Confidential Information within 30 days of being requested to do so. However ADAMIS shall have no obligation pursuant to clause 13.3 if the return of Confidential Information would result in ADAMIS’s inability to exercise any of its valid rights pursuant to this Agreement including but not limited to the sale of Products.

14.4	Each party may:

(a)	Provide one copy of the Confidential Information to its legal advisers, to be held by them solely for the purpose of determining the scope of that party’s obligations under this clause; and

(b)
Retain one copy of such of the Confidential Information that is required: in order to maintain its obligation of confidence described herein; or by the relevant authorities in the Territory, to be retained by that party.

15.	ACCOUNTS

15.1
ADAMIS and BEXIMCO will keep proper books of account and records (including stock records) clearly recording all matters and transactions relating to the Products, and stocks of the Products, held from time to time.

16.	REPRESENTATION AND WARRANTS OF THE AGREEMENT

16.1
The parties hereto agree and acknowledge each with the other that, each of the parties hereto has entered into this Agreement in reliance on the representations and warranties of the other party in the following terms, and each party hereby accordingly warrants and represents that:

16.2
It is duly incorporated with limited liability and validly existing under the laws of the country in which it is incorporated and has the power to own its own assets and to conduct the business which it conducts;

16.3	It has power under its constitution to enter into this Agreement in connection therewith and to exercise its rights and perform its obligations there under;
16.4
That all corporate or other actions required to authorize the execution and performance by it of its obligations under this Agreement has been duly taken, including the obtaining of all consents or approvals of, or exemptions by, any state, governmental or public bodies and authorities whether required in Bangladesh or otherwise;

16.5
The signing and delivery of this Agreement and the performance of any of the transactions contemplated hereunder will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, license, permit or consent by which it is bound or affected;  and

16.6
All acts, conditions and things required by the laws of Bangladesh to be carried out, fulfilled and performed in order to ensure that its obligations under the Agreement are legal, valid and enforceable and to make the Agreement admissible in evidence in Bangladesh have been carried out, fulfilled and performed in strict compliance with the laws of Bangladesh.

17.	EXECUTION OF THE AGREEMENT

17.1
This agreement shall come into force immediately upon signature by the parties concerned. This Agreement shall be for a term of 5 (Five) years and will be renewed automatically for 5 (Five) years unless either party notifies the other of its intention not to renew the same.

18.	TERMINATION OF THE AGREEMENT

18.1	This agreement may be terminated by either of the parties by providing 3 (three) months’ prior written notice.
18.2
On the occurrence of an Event of Default as defined hereunder, the non-defaulting party shall serve a notice of default on the defaulter requesting it to cure the breach within 15  (fifteen) days from the date of the notice, failing which the non-defaulter shall be entitled forthwith to terminate this Agreement.

18.3
If the Event of Default is cured, the notification letter becomes null and void. If the Event of Default is not curable, then the non-defaulting party shall be entitled to terminate this Agreement upon serving 7 (seven) days’ notice.

18.4	An Event of Default shall occur on following:
(a)	A breach of any terms of this Agreement;
(b)	A breach in payment obligation under this Agreement;
(c)	Any representation or warranty under this Agreement proving to be incorrect and such representation or warranty having an adverse effect on the party’s ability to perform its obligation therein;
(d)	Ceases to function as a going concern or conduct its operations in the normal course of business;
(e)	Is declared bankrupt, insolvent or is subject to an order of the court for attachment of its asset, including and not limited to suspension of operation of business/bank accounts;
(f)	Is subject to winding up proceeding whether voluntary or involuntary or an order of the court has been made for appointment of liquidator or receiver to manage the assets/affairs of such party; or

18.5	Upon termination of this agreement for any reason whatsoever the parties shall:

(a)	Settle all outstanding dues up to the date of termination of this Agreement between the parties hereto within 30(thirty) days of the termination.

(b)
ADAMIS shall return to BEXIMCO all documents and any other materials related to PRODUCTS or to this Agreement as may have been supplied by BEXIMCO within 30 (thirty) days, except for those documents which they are required to retain according to the law of the country

BEXIMCO shall return to ADAMIS all documents and any other materials related to PRODUCTS or to this Agreement as may have been supplied by ADAMIS within 30 (thirty) days, except for those documents which they are required to retain according to the law of the country

(c)	Both parties shall not be discharged from their responsibilities from any pending orders until such orders have been completed and paid for notwithstanding the termination of this Agreement.

19.	FORCE MAJEURE

19.1
Failure on the part of either party to perform any of its obligations set forth in this Agreement will not give either Party to this Agreement any claim against the other Party or be deemed to be a breach of the Agreement to the extent that such failure arises from Force Majeure. If through Force Majeure, the fulfillment of either Party of any obligation set forth in this Agreement will be delayed, the period of such delay will not be counted on in computing periods prescribed by this Agreement. Any Party failing to perform its obligations under this Agreement because of Force Majeure shall give notice in writing to the other Party of such force majeure as soon as possible after the occurrence.

19.2
Force majeure shall include any war, civil commotion,  floods, earthquake, fire, strike, governmental action, lockout, accident, epidemic or any other event of any nature or kind whatsoever beyond the control of the Parties that directly or indirectly hinders or prevents the Parties from commencing or proceeding with consummation of the transactions contemplated hereby. Any Party hereto who fails because of force majeure to perform its obligations hereunder will upon the cessation of force majeure, take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. If the conditions of force majeure shall continue for a period exceeding 6 months, then the Parties shall meet to decide upon the future performance of the Agreement.

20.	NOTICES

20.1
Any notice given under this Agreement must be in writing and will be deemed duly given or made if given to a party personally or sent by registered post or facsimile to the address or facsimile number shown below.

ADAMIS Pharmaceuticals Corp,
Attn: CEO
2658 Del Mar Heights Road, Suite 555
Del Mar, California 92014, USA

Other Party:	BEXIMCO PHARMACEUTICALS LTD.
Attn: Managing Director
17 Dhanmandi R/A, Road No. 2
Dhaka 1205, Bangladesh
Phone: +880 2 8619 151 (5 lines)
Fax: +880 2 8613 888

20.2	Either party may change its address or facsimile number for the purpose of this Agreement by giving notice of the change to the other party.

20.3	A notice will be deemed to be received by a party in the following circumstances:

(a)
The elapse of 24 hours from the dispatch of the notice by facsimile transmission, where the transmission report confirms that the notice has been dispatched without a transmission error to the correct facsimile number;

(b)	The elapse of 3 business days from the dispatch of the notice by mail to a destination within the same jurisdiction; and

(c)	The elapse of 7 business days from the dispatch of the notice by mail to a destination outside the jurisdiction.

21.	ARBITRATION

21.1
All disputes arising out of the interpretation or the implementation of this Agreement shall be referred to a panel of arbitrators of London, UK.  Each party shall appoint one arbitrator and the third arbitrator shall be appointed by the first two. The arbitration shall be conducted in accordance with the `Rules of Arbitration and Reconciliation’ of the International Chamber of Commerce.

22.	OTHERS

22.1	Any amendment to this Agreement shall not be valid unless duly executed by the authorized persons of both the parties.
22.2	This Agreement is subject to decisions of both parties’ policies, interest and the government regulations.

22.3
All notices between the parties hereto shall be made in writing. The notice period shall be deemed to start from the date of receiving the same by the either of the parties concerned. The notices to the parties shall be sent to their registered official addresses.

22.4	This Agreement has been extended in two originals written in English, one of these has been retained by BEXIMCO and the other by ADAMIS.

In witness whereof the parties hereto have signed this Agreement on the day, month and year mentioned herein before.

Adamis Pharmaceuticals Corp.		Beximco Pharmaceuticals Ltd.

Signature:	/s/ Dennis Carlo	Signature:	/s/ Nazmul Hassan
Name:	Dennis J. Carlo, PhD	Name:	Nazmul Hassan, MD
Title:	CEO Adamis Pharmaceuticals Corp	Title:

In witness of:	In witness of:

1.	1.

 Annexure-I

Product List (Draft)

Sl. No.	Product Description	Strength	Pack Size	Operations to be completed by BEXIMCO
1	Salbutamol Inhalation Aerosol with HFA propellant	100 mcg/ actuation	200 doses	Complete product under ADAMIS’s brand/generic name
2	Beclometasone Nasal Spray with HFA propellant Aerosol with HFA propellant			Complete product under ADAMIS’s generic name
3	Beclomethasone Inhalation Aerosol with HFA propellant	50 mcg/ actuation	200 doses	Complete product under ADAMIS’s generic name
4	Beclomethasone Inhalation Aerosol with HFA propellant	100 mcg/ actuation	200 doses	Complete product under ADAMIS’s generic name

Annexure 2
GMP AGREEMENT SPECIFICATION OF GMP RESPONSIBILITES FOR PRODUCT SUPPLY TO USA

This agreement is valid for 60 months and will take effect as of1st day of November in the year of 2010

It is the responsibility of both parties to review this agreement prior its expiry.

Signed on behalf of Manufacturer	Signed on behalf of Sponsor

Beximco Pharmaceuticals Ltd	Adamis Pharmaceuticals Corp.

Name: Nazmul Hassan	Name: Dennis Carlo

Position: Managing Director	Position: CEO

Date:	Date:

GMP AGREEMENT

1.	In order to comply with the current USFDA Code of GMP for medicines the following GMP agreement is entered into between.

1.1	Contract Giver: ADAMIS Pharmaceuticals Corp,2658 Del Mar Heights Road, Suite 555 Del Mar, California 92014, USA ,(hereunder called ADAMIS or “Sponsor”)

AND

1.2
Contract Acceptor: Beximco Pharmaceuticals Ltd with its registered office at:
17 Dhanmandi R/A, Road No. 2, Dhaka-1205, Bangladesh and pharmaceutical manufacturing facility located at:
126, Kathaldia, Auchpara, Tongi 1711, Gazipur, Bangladesh (hereunder called “Beximco”)

2.	Beximco Agrees to manufacture / package the products listed in the ‘Annexure 1’ as requested by the receipt of a purchase order following the signing & / or a current GMP agreement with Sponsor.

GMP AGREEMENT
ASSIGNED RESPONSIBILITIES
	Activity	Responsibility
		Beximco	Sponsor (ADAMIS)
1	Sponsors / or appointed quality representative will be given access to Beximco premises for the purpose of GMP audits as agreed by	Ö
2	Starting Materials
2.1	Specified by	Ö	Ö
2.2	Supplied by (refer to quotation)	Ö
2.3	Approved by	Ö

3	Packaging Materials
3.1	Specified by	Ö	Ö
3.2	Supplied by	Ö
3.3	Approved by	Ö	Ö

4	Labels
4.1	Specified by	Ö	Ö
4.2	Supplied by	Ö
4.3	Approved by		Ö
4.4	Verified by	Ö

5	Printed Materials
5.1	Specified by	Ö	Ö
5.2	Supplied by	Ö
5.3	Approved by		Ö

6	Master / Listing Formula
6.1	Product registration with USFDA supplied by		Ö
6.2	Processing instructions supplied by	Ö	Ö
6.3	Product Specifications supplied by	Ö	Ö
6.4	Manufacturing process change – communication with USFDA		Ö

7	Master packaging B.O.M.
7.1	Supplied by	Ö
7.2	Processing instructions supplied by	Ö
7.3	Specifications	Ö	Ö

8	Beximco Master Document / Product Specifications
8.1	Prepared by	Ö
8.2	Approved by	Ö	Ö

9	Bulk Release	Ö

10	Release for supply
10.1
Release to USA
The person responsible for quality control and release for final packaging or supply of Products shall, to the extent determined by this agreement, be the Head of Quality or the person deputised to act on his/her behalf.
The final release document to include a statement that the specific product is released as per USFDA GMP and product registration.
Ö

11	Expiry Date
	Responsibility of	Ö

12	Product Stability
	Responsibility of	Ö

13	Customer’s Complaints
13.1	Initial investigation including safety & efficacy	Ö	Ö
13.2	Follow up investigation relating to
	Manufacturing	Ö
	Packaging	Ö
	Control Testing	Ö

14	Responses to Complaint
14.1	Initial to contract giver	Ö
14.2	Final reply to customer		Ö

15	Retention Samples
15.1	Starting Materials	Ö
15.2	Finished Pack	Ö

16	Records
16.1	Batch documentations maintained by	Ö

17	Potential hazards to Premises, Plant / or Personnel
17.1	(specify if known)	Ö

18	Product Deviations Prepared	Ö
	Approved / Rejection		Ö

19
Beximco and Sponsor agree that all information and documentation not in the public domain nor previously known to either party, passing between Beximco and Sponsor will be kept strictly confidential and is not to be divulged to any other party except to:
1. Beximco employees in order to carry out manufacturing & / or packaging processes & / or
2. government authorities for any mandatory requirements & / or
3. It should not pass to a third party any of the work entrusted to it by Sponsor without the latter having evaluated & consented to
	Ö	Ö

Annexure 3

REPORTING OF ADVERSE DRUG EVENTS FOR THE PRODUCT

1.           Adverse drug experience. Any adverse event associated with the use of a drug in humans, whether or not considered drug related, including the following: An adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; and any failure of expected pharmacological action.

Disability: A substantial disruption of a person's ability to conduct normal life functions.

Life-threatening adverse drug experience: Any adverse drug experience that places the patient, in the view of the initial reporter, at immediate risk of death from the adverse drug experience as it occurred i.e. , it does not include an adverse drug experience that, had it occurred in a more severe form, might have caused death.

Serious adverse drug experience: Any adverse drug experience occurring at any dose that results in any of the following outcomes: Death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a serious adverse drug experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or the development of drug dependency or drug abuse.

Unexpected adverse drug experience: Any adverse drug experience that is not listed in the current labeling for the drug product.  This includes events that may be symptomatically and path physiologically related to an event listed in the labeling, but differ from the event because of greater severity or specificity. For example, under this definition, hepatic necrosis would be unexpected (by virtue of greater severity) if the labeling only referred to elevated hepatic enzymes or hepatitis. Similarly, cerebral thromboembolism and cerebral vasculitis would be unexpected (by virtue of greater specificity) if the labeling only listed cerebral vascular accidents. "Unexpected," as used in this definition, refers to an adverse drug experience that has not been previously observed (i.e. , included in the labeling) rather than from the perspective of such experience not being anticipated from the pharmacological properties of the pharmaceutical product.

(b)  Review of adverse drug experiences. Each applicant having an approved application under 314.50 or, in the case of a 505(b)(2) application, an effective approved application, shall promptly review all adverse drug experience information obtained or otherwise received by the applicant from any source, foreign or domestic, including information derived from commercial marketing experience, post marketing clinical investigations, post marketing epidemiological/surveillance studies, reports in the scientific literature, and unpublished scientific papers. Applicants are not required to resubmit to FDA adverse drug experience reports forwarded to the applicant by FDA; however, applicants must submit all follow-up information on such reports to FDA. Any person subject to the reporting requirements under paragraph (c) of this section shall also develop written procedures for the surveillance, receipt, evaluation, and reporting of post marketing adverse drug experiences to FDA.

(c)  Reporting requirements.:The applicant shall report to FDA adverse drug experience information, as described in this section. The applicant shall submit two copies of each report described in this section to the Central Document Room, 5901-B Ammendale Rd., Beltsville, MD 20705-1266. FDA may waive the requirement for the second copy in appropriate instances.

(1)(i)  Post marketing 15-day "Alert reports". The applicant shall report each adverse drug experience that is both serious and unexpected, whether foreign or domestic, as soon as possible but in no case later than 15 calendar days of initial receipt of the information by the applicant.

(ii)  Post marketing 15-day "Alert reports"--follow-up. The applicant shall promptly investigate all adverse drug experiences that are the subject of these post marketing 15-day Alert reports and shall submit follow-up reports within 15 calendar days of receipt of new information or as requested by FDA. If additional information is not obtainable, records should be maintained of the unsuccessful steps taken to seek additional information. Post marketing 15-day Alert reports and follow-ups to them shall be submitted under separate cover.

(iii)  Submission of reports: The requirements of paragraphs (c)(1)(i) and (c)(1)(ii) of this section, concerning the submission of post marketing 15-day Alert reports, shall also apply to any person other than the applicant (non-applicant) whose name appears on the label of an approved drug product as a manufacturer, packer, or distributor. To avoid unnecessary duplication in the submission to FDA of reports required by paragraphs (c)(1)(i) and (c)(1)(ii) of this section, obligations of a non-applicant may be met by submission of all reports of serious adverse drug experiences to the applicant. If a non-applicant elects to submit adverse drug experience reports to the applicant rather than to FDA, the non-applicant shall submit each report to the applicant within 5 calendar days of receipt of the report by the non-applicant, and the applicant shall then comply with the requirements of this section. Under this circumstance, the non-applicant shall maintain a record of this action which shall include:

(A)  A copy of each adverse drug experience report;

(B)  The date the report was received by the non-applicant;

(C)  The date the report was submitted to the applicant; and

(D)  The name and address of the applicant.

(iv)  Report identification:. Each report submitted under this paragraph shall bear prominent identification as to its contents i.e. , "15-day Alert report," or "15-day Alert report follow-up."

(2)  Periodic adverse drug experience report: (i) The applicant shall report each adverse drug experience not reported under paragraph (c)(1)(i) of this section at quarterly intervals, for 3 years from the date of approval of the application, and then at annual intervals. The applicant shall submit each quarterly report within 30 days of the close of the quarter (the first quarter beginning on the date of approval of the application) and each annual report within 60 days of the anniversary date of approval of the application. Upon written notice, FDA may extend or reestablish the requirement that an applicant submit quarterly reports, or require that the applicant submit reports under this section at different times than those stated. For example, the agency may reestablish a quarterly reporting requirement following the approval of a major supplement. Follow-up information to adverse drug experiences submitted in a periodic report may be submitted in the next periodic report.

(ii)   Each periodic report is required to contain: (a ) a narrative summary and analysis of the information in the report and an analysis of the 15-day Alert reports submitted during the reporting interval (all 15-day Alert reports being appropriately referenced by the applicant's patient identification number, adverse reaction term(s), and date of submission to FDA); (b ) a FDA Form 3500A (Adverse Reaction Report) for each adverse drug experience not reported under paragraph (c)(1)(i) of this section (with an index consisting of a line listing of the applicant's patient identification number and adverse reaction term(s)); and (c ) a history of actions taken since the last report because of adverse drug experiences (for example, labeling changes or studies initiated).

(iii)  Periodic reporting, except for information regarding 15-day Alert reports, does not apply to adverse drug experience information obtained from post marketing studies (whether or not conducted under an investigational new drug application), from reports in the scientific literature, and from foreign marketing experience.

(d)  Scientific literature: (1) A 15-day Alert report based on information from the scientific literature is required to be accompanied by a copy of the published article. The 15-day reporting requirements in paragraph (c)(1)(i) of this section (i.e. , serious, unexpected adverse drug experiences) apply only to reports found in scientific and medical journals either as case reports or as the result of a formal clinical trial.

(2)  As with all reports submitted under paragraph (c)(1)(i) of this section, reports based on the scientific literature shall be submitted on FDA Form 3500A or comparable format as prescribed by paragraph (f) of this section. In cases where the applicant believes that preparing the FDA Form 3500A constitutes an undue hardship, the applicant may arrange with the Office of Surveillance and Epidemiology for an acceptable alternative reporting format.

(e)  Post marketing studies: (1) An applicant is not required to submit a 15-day Alert report under paragraph (c) of this section for an adverse drug experience obtained from a post marketing study (whether or not conducted under an investigational new drug application) unless the applicant concludes that there is a reasonable possibility that the drug caused the adverse experience.

(2)  The applicant shall separate and clearly mark reports of adverse drug experiences that occur during a post marketing study as being distinct from those experiences that are being reported spontaneously to the applicant.

(f)  Reporting FDA Form 3500A: (1) Except as provided in paragraph (f)(3) of this section, the applicant shall complete FDA Form 3500A for each report of an adverse drug experience (foreign events may be submitted either on an FDA Form 3500A or, if preferred, on a CIOMS I form).

(2)  Each completed FDA Form 3500A should refer only to an individual patient or a single attached publication.

(3)  Instead of using FDA Form 3500A, an applicant may use a computer-generated FDA Form 3500A or other alternative format (e.g., a computer-generated tape or tabular listing) provided that:

(i)  The content of the alternative format is equivalent in all elements of information to those specified in FDA Form 3500A; and

(ii)  The format is agreed to in advance by the Office of Surveillance and Epidemiology.

(4)  FDA Form 3500A and instructions for completing the form are available on the Internet athttp://www.fda.gov/medwatch/index.html .

(g) Multiple report:An applicant should not include in reports under this section any adverse drug experiences that occurred in clinical trials if they were previously submitted as part of the approved application. If a report applies to a drug for which an applicant holds more than one approved application, the applicant should submit the report to the application that was first approved. If a report refers to more than one drug marketed by an applicant, the applicant should submit the report to the application for the drug listed first in the report.

(h) Patient privacy: An applicant should not include in reports under this section the names and addresses of individual patients; instead, the applicant should assign a unique code number to each report, preferably not more than eight characters in length. The applicant should include the name of the reporter from whom the information was received. Names of patients, health care professionals, hospitals, and geographical identifiers in adverse drug experience reports are not releasable to the public under FDA's public information regulations in part 20.

(i)  Recordkeeping: The applicant shall maintain for a period of 10 years records of all adverse drug experiences known to the applicant, including raw data and any correspondence relating to adverse drug experiences.

(j)  Withdrawal of approval. If an applicant fails to establish and maintain records and make reports required under this section, FDA may withdraw approval of the application and, thus, prohibit continued marketing of the drug product that is the subject of the application.

(k)  Disclaimer: A report or information submitted by an applicant under this section (and any release by FDA of that report or information) does not necessarily reflect a conclusion by the applicant or FDA that the report or information constitutes an admission that the drug caused or contributed to an adverse effect. An applicant need not admit, and may deny, that the report or information submitted under this section constitutes an admission that the drug caused or contributed to an adverse effect. For purposes of this provision, the term "applicant" also includes any person reporting under paragraph (c)(1)(iii) of this section.